EXHIBIT 99.1

Tuesday Morning Corporation Announces First Quarter Fiscal 2018 Results

  Net sales increased 3.2% to $218.8 million; Comparable store sales increased 3.6%
  Reaffirms fiscal 2018 comp sales guidance of 2% - 5%

DALLAS, Nov. 02, 2017 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), one of the original off-price retailers with over 725 stores across the United States specializing in name-brand, high quality products for the home, selling luxury textiles, furnishings, housewares and seasonal decor, today announced financial results for the first quarter ended September 30, 2017.

Steve Becker, Chief Executive Officer said, “We are pleased to have started fiscal 2018 with a comparable sales increase of 3.6% despite hurricane related challenges.  We are encouraged by the improvements we continue to make across all areas of our organization, with notable progress on our distribution center inventory management.  Given our fiscal first quarter performance, we are reiterating our previously provided outlook for a 2% to 5% comp increase and a significant improvement in Adjusted EBITDA for fiscal 2018.”

First Quarter Fiscal 2018 Results of Operations

  Net sales were $218.8 million, compared to $211.9 million for the first quarter of fiscal 2017.  The Company’s sales comparison to the prior year is impacted by the net closure of 14 stores during the last twelve months.

  Comparable store sales increased 3.6% compared to the same period a year ago, and were comprised of a 2.9% increase in customer transactions, along with a 0.6% increase in average ticket.  The Company estimates an approximate 100 basis point hurricane related challenge to its comparable store sales, largely offset by a planned promotional shift to late September from early October.  During the first quarter, 12 stores were relocated, four stores were opened, five stores were expanded, and seven stores were closed, for an ending store count of 728 as of September 30, 2017.  Sales at the 45 stores relocated during the past 12 months increased approximately 72% on average for the first quarter of fiscal 2018 as compared to the prior year quarter and contributed approximately 410 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross profit increased $0.7 million to $78.0 million compared to $77.3 million of gross profit in the first quarter of fiscal 2017. Gross margin for the first quarter fiscal 2018 was 35.6% compared to 36.5% last year.  The decrease in gross margin was primarily due to the recognition of previously capitalized supply chain and freight costs, including an approximate 140 basis point impact of elevated costs related to the supply chain issues the Company incurred in the prior fiscal year.  Partially offsetting this increase in costs was a continued improvement in initial merchandise mark-up along with a significant favorable shift in markdown timing as compared to the same period in the prior year.

  Selling, general and administrative expenses (SG&A) increased 3.8% to $89.9 million in the first quarter of fiscal 2018, compared to $86.6 million in the same period last year.  As a percentage of net sales, SG&A was 41.1% for the first quarter of fiscal 2018 compared to 40.9% in the same period last year.  This increase in SG&A as a percentage of net sales was driven primarily by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate.  Also contributing to the increase in SG&A in the current quarter were the incremental costs related to the stockholder nominations, as discussed in the Company’s recently filed proxy statements, which negatively impacted SG&A as a percentage of net sales by approximately 20 basis points.  Partially offsetting these increased costs were reductions in certain other corporate and field expenses, including labor costs, and legal and professional fees, which decreased both in dollars and as a percentage of net sales in the current year quarter from the prior year quarter.

  The Company’s operating loss for the first quarter of fiscal 2018 was $12.0 million, compared to an operating loss of $9.2 million in the first quarter of fiscal 2017.  The Company estimates that its first quarter results were adversely impacted by the recognition within gross margin of previously capitalized supply chain and freight costs of approximately 140 basis points, or approximately $3.0 million, driven significantly by elevated costs resulting from its supply chain issues experienced in the previous fiscal year.

  The Company reported a net loss of $12.3 million, or $0.28 per share, in the first quarter of fiscal 2018 compared to a net loss of $8.9 million, or $0.20 per share, in the first quarter of fiscal 2017.

  The Company reported Adjusted EBITDA, a non-GAAP measure, of negative $4.1 million for the first quarter of fiscal 2018, compared to Adjusted EBITDA of negative $2.4 million for the prior year period, primarily driven by the change in net loss as compared to the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the first quarter of fiscal 2018 with $11.0 million in cash and cash equivalents, a balance of $43.0 million borrowed under its line of credit, and availability on the line of $81.3 million.  Inventories at the end of the first quarter of fiscal 2018 were $283.9 million compared to $323.6 million at the end of the first quarter of fiscal 2017, a decrease of $39.7 million or 12.3%.  The decrease in inventory was driven primarily by lower distribution center and in-transit inventory levels, due in part to the Company’s continued supply chain and inventory management improvements.   The Company’s inventory turnover for the trailing five quarters as of September 30, 2017 was 2.4 turns, an increase from the trailing five quarter turnover as of September 30, 2016 of 2.3 turns.

Fiscal Year 2018 Outlook
The Company currently expects comparable sales for fiscal 2018 to increase 2% to 5%. Gross margin is expected to show year over year improvement beginning in the second half of fiscal 2018 resulting in significant projected EBITDA improvement.  Capital expenditures are expected to be in the range of approximately $25 million to $30 million in fiscal 2018, with a continuing focus on real estate strategy for new stores, relocations and expansions of existing stores, and IT infrastructure and enhancements.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is one of the original off-price retailers specializing in name-brand, high quality products for the home, selling luxury textiles, furnishings, housewares and seasonal decor.  Based in Dallas, Texas, the Company opened its first store in 1974 and operates over 725 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review first quarter fiscal 2018 financial results and provide a general business update today, November 2, 2017, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, November 2, 2017 through 10:59 a.m., Central Time, Sunday, November 5, 2017 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 8978979.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using a non-GAAP financial measure, Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they describe management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations, future financial position, and their current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release also include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, Adjusted EBITDA projections, liquidity, capital expenditure plans, real estate strategy and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; changes in federal tax policy; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company does not believe are representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA:

The following table reconciles net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure:

(unaudited - in thousands)	Three Months Ended September 30,
	2017	2016
Net loss (GAAP)	$(12,254)	$(8,855)
Depreciation and amortization	6,208	4,583
Interest expense, net	435	255
Income tax provision/(benefit)	179	(300)
EBITDA	$(5,432)	$(4,317)
Share-based compensation expense (1)	775	738
Cease-use rent expense (2)	345	307
Phoenix distribution center related expenses (3)	—	1,050
Stockholder nominations related expenses (4)	379	—
Gain on sale of assets (5)	(185)	(185)
Adjusted EBITDA (non-GAAP)	$(4,118)	$(2,407)

(1) Charges related to share-based compensation programs, which vary from period to period depending on volume and vesting timing of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.

(2) Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.

(3) Adjustment includes only certain expenses related to the Phoenix distribution center preparation, ramp up and post go-live activities, including incremental detention costs and certain consulting costs.

(4) Adjustment includes only certain incremental expenses which relate to the stockholder nominations as described in the Company’s Preliminary and Definitive Proxy Statements filed with the SEC on September 25, 2017 and October 5, 2017, respectively.

(5) Adjustment includes the gain recognized from the sale-leaseback transaction which occurred in the fourth quarter of fiscal 2016.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended September 30,

	2017	2016
	(unaudited)

Net sales	$218,756	$211,885
Cost of sales	140,806	134,546
Gross profit	77,950	77,339

Selling, general and administrative expenses	89,944	86,579

Operating loss	(11,994)	(9,240)

Other income/(expense):
Interest expense	(439)	(272)
Other income, net	358	357
Loss before income taxes	(12,075)	(9,155)

Income tax provision/(benefit)	179	(300)

Net loss	$(12,254)	$(8,855)

Loss per share
Loss per common share:
Basic	$(0.28)	$(0.20)
Diluted	$(0.28)	$(0.20)

Weighted average number of common shares:
Basic	44,085	43,822
Diluted	44,085	43,822

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
	September 30,	June 30,	September 30,
	2017	2016	2016
	(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,024	$6,263	$6,159
Inventories	283,871	221,906	323,579
Prepaid expenses	6,102	6,367	6,983
Other current assets	3,745	1,982	925
Total Current Assets	304,742	236,518	337,646
Property and equipment, net	123,025	118,397	100,930
Deferred financing costs	908	986	1,223
Other assets	2,432	2,252	2,295
Total Assets	$431,107	$358,153	$442,094

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$129,020	$67,326	$134,616
Accrued liabilities	49,750	44,260	45,219
Income taxes payable	101	11	—
Total Current Liabilities	178,871	111,597	179,835

Borrowings under revolving credit facility	43,000	30,500	32,500
Deferred rent	18,552	13,883	7,631
Asset retirement obligation — non current	2,298	2,307	2,278
Other liabilities — non current	957	1,027	544
Total Liabilities	243,678	159,314	222,788

Stockholders' equity	187,429	198,839	219,306
Total Liabilities and Stockholders' Equity	$431,107	$358,153	$442,094

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Three Months Ended September 30,

	2017	2016
	(unaudited)
Cash flows from operating activities:
Net loss	$(12,254)	$(8,855)
Adjustments to reconcile net loss to net
cash provided by/(used in) operating activities:
Depreciation and amortization	6,208	4,583
Amortization of financing costs	78	89
(Gain)/loss on disposal of assets	(24)	16
Gain on sale-leaseback transaction	(185)	(185)
Share-based compensation	775	737
Construction allowances from landlords	2,043	—
Change in operating assets and liabilities:
Inventories	(61,896)	(81,123)
Prepaid and other current assets	(1,673)	(735)
Accounts payable	60,260	43,977
Accrued liabilities	6,381	1,466
Deferred rent	2,894	883
Income taxes payable	94	—
Other liabilities — non-current	(92)	(283)
Net cash provided by/(used in) operating activities	2,609	(39,430)

Cash flows from investing activities:
Capital expenditures	(11,759)	(10,847)
Purchase of intellectual property	(8)	—
Proceeds from sale of assets	24	—
Net cash used in investing activities	(11,743)	(10,847)

Cash flows from financing activities:
Proceeds under revolving credit facility	43,100	45,300
Repayments under revolving credit facility	(30,600)	(12,800)
Change in cash overdraft	1,434	9,786
Payments on capital leases	(39)	—
Net cash provided by financing activities	13,895	42,286

Net increase/(decrease) in cash and cash equivalents	4,761	(7,991)

Cash and cash equivalents, beginning of period	6,263	14,150

Cash and cash equivalents, end of period	$11,024	$6,159

INVESTOR RELATIONS:
Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.comCaitlin.Morahan@icrinc.com

MEDIA:  Blynn Austin
Perry Street Communications
214-965-9955
BAustin@perryst.com